CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-77882, No. 33-77884 and No. 33-77888) of
DT Industries, Inc. of our report dated August 9, 1996, appearing in the Current Report on Form 8-K dated September 19, 1996 of DT Industries, Inc., relating to the consolidated financial statements of DT Industries, Inc. as of and for the fiscal year ended June 30,1 996. Such consolidated financial statements are also included in the Current Report on Form 8-K of DT Industries, Inc. dated September 19, 1996.




/s/ Price Waterhouse LLP
Price Waterhouse LLP

St. Louis, Missouri
September 19, 1996